Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

April 23, 2019

For Immediate Release

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2019

Andover, MA, April 23, 2019 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2019. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the first quarter ended March 31, 2019 totaled $65.7 million, a 0.7% increase from $65.3 million for the corresponding period a year ago, and a 10.8% sequential decrease from $73.7 million the fourth quarter of 2018.

Gross margin increased to $31.1 million for the first quarter of 2019, compared to $30.2 million for the corresponding period a year ago, and decreased sequentially from $33.9 million for the fourth quarter of 2018. Gross margin, as a percentage of revenue, increased to 47.3% for the first quarter of 2019, compared to 46.3% for the corresponding period a year ago, and increased from 45.9% for the fourth quarter of 2018.

Net income for the first quarter was $4.3 million, or $0.10 per diluted share, compared to net income of $3.9 million or $0.10 per diluted share, for the corresponding period a year ago and net income of $6.9 million, or $0.17 per diluted share, for the fourth quarter of 2018.

After payments for recently installed production equipment, cash and cash equivalents sequentially decreased by $4.0 million to approximately $66.6 million at the end of the first quarter of 2019, from $70.6 million at the end of the fourth quarter of 2018. Incremental capital expenditures for the first quarter of 2019 totaled $3.3 million, down from $11.3 million for the fourth quarter of 2018 and up from $1.9 million for the corresponding period a year ago.

First quarter bookings decreased 18.7% to $66.6 million, from $81.9 million for the corresponding period a year ago, but increased sequentially 10.2% from $60.5 million for the fourth quarter of 2018. Total backlog at the end of the first quarter of 2019 was $103.8 million, up 0.8 % from $103.0 million at the end of 2018.

Commenting on first quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “As anticipated, Q1 revenue was sequentially lower, reflecting reduced demand for Advanced Products from a pause in datacenter build-out and inventory correction ahead of next generation servers and GPUs. While Q2 demand for Advanced Products remains weak, our penetration of servers, supercomputing, and AI accelerators is gaining momentum, with major design wins for NBMs and Lateral Power Delivery solutions entering production in the second half of 2019. We are also seeing early traction for our Vertical Power Delivery systems. Owing to its superior power density, Power-on-Package is the solution of choice for high performance, demanding processor applications, notably in AI acceleration.”

Dr. Vinciarelli continued, “The transition from 12V to 48V infrastructure is gaining momentum in the cloud and automotive segments, setting the stage for broad adoption of power distribution architectures, power conversion engines, control systems, and packaging technologies that Vicor invented and comprehensively patented over the last 15 years.”

Concluding his remarks, Dr. Vinciarelli stated, “Our outlook for 2019 is a positive progression from quarter to quarter, with firming demand for Brick Products and, heading into the second half of the year, growth from Advanced Products. We also expect design wins from the roll out of 4G control across our Advanced Products families, further extending the performance gap and total power system scalability that set Vicor apart from ‘competitive’ solutions at the Point-of-Load and in AC front ends.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 23, 2019 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 68446417. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 8, 2019. The replay dial-in number is 888-286-8010 and the Passcode is 88788951. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2018, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)
	MAR 31, 2019	MAR 31, 2018
Net revenues	$65,725	$65,269
Cost of revenues	34,639	35,058

Gross margin	31,086	30,211
Operating expenses:
Selling, general and administrative	15,373	15,399
Research and development	11,220	11,126

Total operating expenses	26,593	26,525

Income from operations	4,493	3,686
Other income (expense), net	239	430

Income before income taxes	4,732	4,116
Less: Provision for income taxes	426	134

Consolidated net income	4,306	3,982
Less: Net income attributable to noncontrolling interest	20	39

Net income attributable to Vicor Corporation	$4,286	$3,943

Net income per share attributable to Vicor Corporation:
Basic	$0.11	$0.10
Diluted	$0.10	$0.10
Shares outstanding:
Basic	40,229	39,479
Diluted	41,029	40,167

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	MAR 31,	DEC 31,
	2019	2018
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,614	$70,557
Accounts receivable, net	41,705	43,673
Inventories, net	51,589	47,370
Other current assets	3,880	3,460

Total current assets	163,788	165,060
Long-term deferred tax assets	266	265
Long-term investment, net	2,546	2,526
Property, plant and equipment, net (1)	55,642	50,432
Other assets	2,762	2,785

Total assets	$225,004	$221,068

Liabilities and Equity
Current liabilities:
Accounts payable	$11,177	$16,149
Accrued compensation and benefits	9,410	10,657
Accrued expenses	2,166	2,631
Operating lease liabilities (1)	1,678	—
Sales allowances	617	548
Accrued severance and other charges	49	234
Income taxes payable	182	710
Deferred revenue	5,454	5,069

Total current liabilities	30,733	35,998
Long-term deferred revenue	214	232
Contingent consideration obligations	378	408
Long-term income taxes payable	240	238
Long-term lease payable (1)	2,747	102

Total liabilities	34,312	36,978
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	196,320	193,977
Retained earnings	133,286	129,000
Accumulated other comprehensive loss	(436)	(394)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	190,243	183,656
Noncontrolling interest	449	434

Total equity	190,692	184,090

Total liabilities and equity	$225,004	$221,068

(1) -

The Company adopted ASC 842, Leases, as of January 1, 2019. ASC 842 requires lessees to recognize leases on the balance sheet as a right-of-use asset (“ROU”), included in Property, plant, and equipment, net, along with corresponding lease liabilities. Property, plant, and equipment, net and lease liabilities are higher by $4,306,000 and $4,324,000, respectively, as of March 31, 2019 than they would have been under the previous method.